Exhibit 10.90

COMMERCIAL PROMISSORY NOTE

$250,000.00	Minneapolis, Minnesota
July 7, 2017

FOR VALUE RECEIVED, the undersigned, OrangeHook, Inc., a corporation organized and existing under the laws of the State of Minnesota (hereinafter referred to as the "Maker"), hereby agrees and promises to pay to the order of MEZ Capital, LLC, a limited liability company organized and existing under the laws of the State of Minnesota, its endorsees, successors, and assigns (hereinafter referred to as "Holder"), at 7241 Ohms Lane, Suite 275, Edina, MN 55439, or such place as Holder hereof may from time to time designate in writing, the principal sum of Two Hundred  Fifty Thousand and no/100 ($250,000.00) Dollars, together with interest on the unpaid principal balance of this Note outstanding from time to time, in the amounts and/or at the rate hereinafter specified.

Amounts due hereunder shall be payable in lawful money of the United States and are payable as follows:

1.	Interest shall be earned at a stated amount of Fifteen Thousand and no/100 ($15,000.00) Dollars for all or any portion of the sixty (60) days following the date hereof.

2.	On September 5, 2017 (hereinafter referred to as the "Maturity Date"), the entire unpaid principal balance together with all unpaid interest shall be payable in full.

Maker hereby acknowledges that a loan discount of Seventeen Thousand Five Hundred and no/100 ($17,500.00) Dollars is fully earned upon the disbursement of the principal balance of the loan evidenced by this Commercial Promissory Note. Upon execution of this Note, $232,500.00 shall be disbursed to the Maker. The discount fee of $17,500.00 shall be added to the disbursed amount for a total principal balance of $250,000.00.

All payments shall be applied first to interest and then to the principal, except that if any advance made by Holder under the terms of any instruments securing this Note is not repaid, any monies received, at the option of Holder, may first be applied to repay such advances, plus interest thereon at the rate of three percent (3.00%) per month, and the balance, if any, shall be applied as above.

In the event that any payment required hereunder is not paid within five (5) days of the due date, Maker agrees to pay a late charge of $0.05 per $1.00 of unpaid payment to defray the costs of Holder incident to collecting such late payment. This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights Holder may have, including the right to declare the entire unpaid principal balance and interest immediately due and payable.

This Note is made pursuant to the laws of the State of Minnesota, and is the Note referred to in Guaranties given by Murray Klane, James L. Mandel, and Jeffrey Hattara.
Maker shall have no period of time to cure a monetary or non-monetary default. Upon a default, the entire unpaid principal balance together with all accrued interest thereon should become immediately due and payable at the option of Holder.

Upon the occurrence of a default hereunder the rate of interest on the outstanding principal balance hereof shall increase to four percent (4%) per month on the outstanding principal balance hereof.

Time is of the essence.  No delay or omission on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note.  A waiver on any occasion shall not be construed as a bar to or waiver of any such right or remedy on a future occasion.

Upon the occurrence of an event of default hereunder, Maker agrees to pay the costs of collection including reasonable attorneys' fees.

Maker hereby waives presentment for payment, protest and notice of non-payment and Maker hereby consents, without affecting its liability, to any extension of the time or terms of payment hereof, any renewal, any release of all or any part of the security given for the payment hereof, any acceptance of additional security of any kind, and any release of, or resort to any party liable for payment hereof.

Maker shall have the right to prepay the principal balance outstanding hereunder in full at any time during the term hereof.

All notices, approvals, consents, requests, and demands upon the respective parties hereto shall be in writing; sent by personal delivery (including, without limitation, courier services such as Federal Express), or by certified or registered mail, postage prepaid and return receipt requested; and addressed as follows:

To Holder:	MEZ Capital, LLC
7241 Ohms Lane, Suite 275
Edina, MN 55439

To Maker:	OrangeHook, Inc.
319 Barry Avenue South, Suite 300
Wayzata, MN 55391

or to such other address as may be furnished in writing for such purpose.

[Signature Page Follows]

This Note is made and executed under the laws of the State of Minnesota and is intended to be governed by the laws of said state.  Any action brought to enforce the terms of this Note shall be venued in a court of competent jurisdiction in the State of Minnesota.

ORANGEHOOK, INC.

By: /s/  David C. Carlson
Its:        Chief Financial Officer